                           STOCK PURCHASE AGREEMENT


                                 BY AND AMONG


                        AMERITRUCK DISTRIBUTION CORP.,
                                   the Buyer



                            ALLWAYS SERVICES, INC.,
                                  the Seller


                                      and


                            TRANSTAR SERVICES, INC.



                           Dated as of June 27, 1997

                           STOCK PURCHASE AGREEMENT
                           ------------------------

                               Table of Contents
                               ----- -- --------


      Section                                                               Page
      -------                                                               ----

1.    PURCHASE AND SALE OF STOCK..........................................    1

      1.1.  Purchase and Sale.............................................    1
      1.2.  Delivery of Purchase Price....................................    1

2.    CLOSING.............................................................    2

      2.1.  Time and Place................................................    2
      2.2.  Transactions at Closing.......................................    2

3.    REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
      SERVICES............................................................    3

      3.1.   Organization; Authority......................................    3
      3.2.   Rights to Sell Outstanding Shares, Approvals; Binding Effect.    3
      3.3.   Subsidiaries.................................................    4
      3.4.   Capitalization...............................................    4
      3.5.   Title to Stock, Liens, Etc...................................    4
      3.6.   Non-Contravention............................................    4
      3.7.   Governmental Consents; Transferability of Licenses, Etc......    4
      3.8.   Financial Statements.........................................    5
      3.9.   Absence of Certain Changes...................................    5
      3.10.  Litigation, Etc..............................................    6
      3.11.  Conformity to Law............................................    6
      3.12.  Title to Property, Real Property Leases, Etc.................    6
      3.13.  Real Property; Safety, Zoning and Environmental Matters......    7
      3.14.  Insurance....................................................    9
      3.15.  Contracts....................................................   10
      3.16.  Employment of Officers, Employees............................   11
      3.17.  Employee Benefit Plans.......................................   11
      3.18.  Labor Relations..............................................   14
      3.19.  Potential Conflicts of Interest..............................   14
      3.20.  Trademarks, Patents, Etc.....................................   14
      3.21.  Supplies and Customers.......................................   15
      3.22.  Accounts Receivable..........................................   15
      3.23.  No Undisclosed Liabilities...................................   15

                                     -ii-


      Section                                                               Page
      -------                                                               ----
      3.24.  Conduct of Business..........................................   16
      3.25.  Taxes........................................................   16
      3.26.  Indebtedness.................................................   16
      3.27.  Bank Accounts, Signing Authority, Powers of Attorney.........   17
      3.28.  Inventory....................................................   17
      3.29.  Minute Books.................................................   17
      3.30.  Broker.......................................................   17
      3.31.  Disclosure...................................................   17

4.    REPRESENTATIONS AND WARRANTIES OF BUYER.............................   17

      4.1.  Organization of Buyer; Authority..............................   17
      4.2.  Corporate Approval; Binding Effect............................   18
      4.3.  Non-Contravention.............................................   18
      4.4.  Governmental Consents.........................................   18
      4.5.  Broker........................................................   18
      4.6.  Securities Laws...............................................   18
      4.7.  Operation of Tran-Star........................................   18


5.    CONDUCT OF BUSINESS BY TRANSTAR PENDING CLOSING.....................   19

      5.1.  Full Access...................................................   19
      5.2.  Carry on in Regular Course....................................   19
      5.3.  No General Increases..........................................   19
      5.4.  No Dividends, Issuances, Repurchases, Etc.....................   19
      5.5.  Contracts and Commitments.....................................   19
      5.6.  Purchase and Sale of Capital Assets...........................   20
      5.7.  Insurance.....................................................   20
      5.8.  Preservation of Organization..................................   20
      5.9.  No Default....................................................   20
      5.10. Compliance with Laws..........................................   20
      5.11. Advice of Change..............................................   20
      5.12. No Shopping...................................................   20
      5.13. Consent of Third Parties......................................   20
      5.14. Satisfaction of Conditions Precedent..........................   21

6.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.........................   21

      6.1.  Representations and Warranties True at Closing................   21
      6.2.  Compliance with Agreement.....................................   21
      6.3.  No Material Change............................................   21
      6.4.  Seller's Certificate..........................................   21
      6.5.  Opinion of Counsel............................................   21
      6.6.  Required Approvals............................................   21


                                     -iii-
      Section                                                               Page
      -------                                                               ----
      6.7.  No Litigation.................................................   22
      6.8.  Non-Competition Agreements....................................   22
      6.9.  Employment Agreements.........................................   22
      6.10. Resignations of Directors and Officers........................   22
      6.11. Environmental Report..........................................   22
      6.12. Title Insurance...............................................   22
      6.13. Indebtedness..................................................   22
      6.14. Financing.....................................................   22
      6.15. Due Diligence.................................................   23
      6.16. Schedules.....................................................   23
      6.17. Consents of Third Parties.....................................   23
      6.18. Proceedings and Documents Satisfactory........................   23

7.    CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS....................   23

      7.1.  Representations and Warranties True at Closing................   23
      7.2.  Compliance with Agreement.....................................   23
      7.3.  Closing Certificate...........................................   23
      7.4.  H-S-R.........................................................   24
      7.5.  Opinion of Counsel............................................   24
      7.6.  Required Approvals............................................   24
      7.7.  No Litigation.................................................   24
      7.8.  Proceedings and Documents Satisfactory........................   24

8.    CONFIDENTIAL INFORMATION............................................   24

9.    INDEMNIFICATION.....................................................   25

      9.1.  Indemnity by Seller and Services..............................   25
      9.2.  Indemnity by the Buyer........................................   25
      9.3.  Materiality Standards.........................................   26
      9.4.  Time Limitation...............................................   26
      9.5.  Limitations on Indemnification................................   27
      9.6.  Net Recovery..................................................   27
      9.7.  Unused Reserves...............................................   28
      9.8.  Claims........................................................   28
      9.9.  Method and Payment of Claims..................................   29


 10.  TERMINATION.........................................................   29

                                     -iv-


      Section                                                               Page
      -------                                                               ----
11.   DEFINITIONS.........................................................   29

            Affiliate.....................................................   29
            GAAP..........................................................   29
            Indebtedness..................................................   30
            IRS...........................................................   30
            Person........................................................   30
            State.........................................................   30
            Subsidiary....................................................   30

12.   GENERAL.............................................................   31

      12.1.  Survival of Representations and Warranties...................   31
      12.2.  Consent to Jurisdiction......................................   31
      12.3.  Expenses.....................................................   31
      12.4.  Notices......................................................   31
      12.5.  Entire Agreement.............................................   32
      12.6.  Governing Law................................................   32
      12.7.  Sections and Section Headings................................   32
      12.8.  Assigns......................................................   33
      12.9.  Severability.................................................   33
      12.10. Further Assurances...........................................   33
      12.11. No Implied Rights or Remedies................................   33
      12.12. Counterparts.................................................   33
      12.13. Satisfaction of Conditions Precedent.........................   33
      12.14. Public Statements or Releases................................   33
      12.15. Construction.................................................   34
      12.16. Disclosure in Schedules......................................   34


                        LIST OF SCHEDULES AND EXHIBITS
                        ------------------------------

Schedules:
----------
     3.3.     Subsidiaries
     3.4.     Capitalization
     3.7.     Governmental Consents; Transferability of Licenses, Etc.
     3.8.     Financial Statements
     3.9.     Absence of Certain Changes
     3.10.    Litigation, Etc.
     3.11.    Conformity to Law
     3.12(a)  Title to Property
     3.12(b)  Capital Assets
     3.12(c)  Real Property Leases
     3.12(d)
     3.13.    Real Property; Safety, Zoning and Environmental Matters
     3.14.    Insurance
     3.15.    Contracts
     3.16.    Employment of Officers, Employees
     3.17(a)  Employee Benefit Plans
     3.17(d)  Employee Benefit Plan Disclosure
     3.18.    Labor Relations
     3.19.    Potential Conflicts of Interest
     3.20.    Trademarks, Patents, Etc.
     3.21.    Supplies and Customers
     3.24.    Conduct of Business
     3.25.    Taxes
     3.26.    Indebtedness
     3.27.    Bank Accounts, Signing Authority, Powers of Attorney
     6.10.    Resignations of Directors and Officers
     9.7      Preliminary Specified Reserves

Exhibits
--------
Exhibit A                 Seller Note
Exhibit B-1               Norfolk Southern Settlement
Exhibit B-2               Norfolk Southern Indemnity
Exhibit C                 Lease Agreement
Exhibits D-1 to D-4       Employment Agreements
Exhibits E-1 to E-3       Non-Competition Agreements
Exhibit F                 Tax Agreement
Exhibit G                 Opinion of counsel to Seller, Tran-Star, and Services
Exhibit H                 Opinion of counsel to Buyer

                           STOCK PURCHASE AGREEMENT
                           ----- -------- ---------

     THIS STOCK PURCHASE AGREEMENT is dated as of the 27th day of June, 1997 by and among AmeriTruck Distribution Corp., a Delaware corporation (the "Buyer"),
                                                                      -----
Allways Services, Inc., a Tennessee corporation (the "Seller"), and Transtar
                                                      ------
Services, Inc., a Delaware corporation ("Services").
                                         --------

     The Seller is the owner of all of the issued and outstanding capital stock of Tran-Star, Inc., a Wisconsin corporation ("Tran-Star").
                                              ---------

     The Seller desires to sell all of the capital stock of Tran-Star (the

"Stock") to the Buyer and the Buyer desires to purchase the Stock from the
------
Seller, upon the terms and subject to the conditions contained in this Agreement.

     The Seller will retain ownership of the capital stock of ProShell, Inc., a Delaware corporation (f/k/a as "Proline Carriers Inc." and referred to herein as "ProShell"), and Services.
 --------

     In connection with the transactions contemplated hereby Services will enter into a real property lease with Tran-Star and wishes to induce the Buyer to enter into this Agreement.

     In connection with the negotiation and preparation of this Agreement, the Seller will prior to the Closing prepare a set of disclosure schedules, dated the Closing Date and delivered separately as one or more volumes (the "Disclosure Schedule", with any reference to a Schedule being to the Disclosure
----------- --------
Schedule).  Certain defined terms used in this Agreement are defined in Article
11.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

     1.  PURCHASE AND SALE OF STOCK.

     1.1.   Purchase and Sale.  Subject to the terms and conditions set forth in
            -------- --- ----
this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, at the Closing referred to in Article 2 of this Agreement, all of the outstanding shares of Stock, in exchange for the payment of the aggregate Purchase Price as described below.

     1.2.  Delivery of Purchase Price.  At the Closing, the Buyer shall pay the
           -------- -- -------- -----
aggregate purchase price for the Stock, $2,600,000, (the "Purchase Price"), by
                                                          -------- -----
the payment of $1,600,000 in cash as provided in Section 2.2 (the "Cash
                                                                   ----
Portion") and the delivery of a $1,000,000 subordinated promissory note in the
-------
form of Exhibit A hereto (the "Seller Note").
        ---------              ------ ----

     2.  CLOSING.

     2.1.  Time and Place.  The closing of the sale and purchase of the Stock
           ---- --- -----
(the "Closing") shall be held at the offices of Buyer, 301 Commerce Street,
      -------
Suite 1101, Fort Worth, Texas, at 10:00 a.m. on June 27, 1997, or at such other time, or at such other place, as the Buyer and the Seller may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".
        ------- ----

     2.2.  Transactions at Closing.  At the Closing, in addition to any other
           ------------ -- -------
instruments or documents referred to herein:

           (a) The Seller shall deliver to the Buyer, free and clear of any lien, claim or encumbrance, certificates representing the Stock, duly endorsed in blank or with duly executed stock powers attached, against payment of the Cash Portion and delivery of the Seller Note as provided below.

           (b) The Seller shall deliver to Buyer at Closing an agreement by Norfolk Southern Corporation, in the form of Exhibit B-1 hereto (the "Norfolk
                                             ------- ---              -------
Southern Settlement"), under which Norfolk Southern Corporation will agree to
-------- ----------
accept the payment of $1,500,000 of the Cash Portion and the assignment to it of the Seller Note, in full settlement and satisfaction of all Indebtedness (as defined in Article 11) owed to Norfolk Southern Corporation by the Seller and its Subsidiaries (as defined in Article 11) and the extinguishment of all equity interests or any warrants or other rights to acquire any equity interests in the Seller held by Norfolk Southern Corporation. In addition, at the Closing the Buyer, Tran-Star and Norfolk Southern Corporation shall enter into an Indemnity Agreement in the form of Exhibit B-2 hereto (the "Norfolk Southern Indemnity").
                         ------- ---              ------- -------- ---------

           (c) The Seller, or its designee, shall deliver $1,500,000 to Norfolk Southern Corporation by certified or bank check or by wire transfer, as a disbursement from the Cash Portion of the Purchase Price and shall assign to Norfolk Southern Corporation the Seller Note.

           (d) Tran-Star and Services shall enter into the Lease Agreement in substantially the form of Exhibit C hereto (the "Lease Agreement") for Services'
                          ------- -              ----- ---------
real property in Etters, Pennsylvania (the "Etters Property").
                                            ------ --------

           (e) The stockholders of the Seller shall enter into a stock redemption agreement (the "Stock Redemption Agreement") upon such terms and
                           ----- ---------- ---------
conditions as may be acceptable as between them and to the Buyer, and the Seller shall deliver a copy of said agreement to Buyer at Closing.

           (f) The Buyer shall deliver the remainder of the Cash Portion of the Purchase Price to the Seller by certified or bank check or by wire transfer.

          (g) The Seller shall deliver to the Buyer pay-off letters and lien discharges (or agreements therefor) from any lender to whom Tran-Star owes any Indebtedness in excess of $5,000 secured by any lien on any property of Tran-Star.

          (h) Each of Robert Goldberg, Daniel Van Alstine, Terry Wallace and Paul Herzog (the "Managers") shall execute and deliver an Employment Agreement
                  --------
in the form of Exhibits D-1 to D-4 hereto (in such form, the "Employment
                        ---    ---                            ----------
Agreements").
----------

          (i) The Seller, Services and ProShell shall enter into Non-Competition Agreements with Buyer in the form of Exhibits E-1 to E-3 hereto (the "Non-
                                              ---    ---              ---
Competition Agreements").
----------------------

          (j) The Buyer, the Seller and Services shall enter into a Tax Indemnification Agreement in the form of Exhibit F hereto (the "Tax Agreement").
                                         ---------              -------------

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SERVICES. The Seller and the Services jointly and severally represent and warrant to the Buyer as follows:

     3.1.  Organization; Authority.  (a)  Each of the Seller and Services is a
           ------------  ---------
corporation duly organized, validly existing and in good standing under the laws of the States of Tennessee and Delaware, respectively, and has full corporate power and authority to enter into this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder.

          (b) Tran-Star is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. The Seller has delivered to the Buyer complete and correct copies of Tran-Star's Articles of Incorporation and By-Laws and all amendments thereto. Tran-Star has all requisite power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted.

     3.2.  Rights to Sell Outstanding Shares, Approvals; Binding Effect.  The
           ------ -- ---- ----------- ------- ---------  ------- ------
Seller and Services have all requisite power and full legal right to enter into this Agreement, the Norfolk Southern Settlement, the Lease Agreement, the Stock Redemption Agreement, the Tax Agreement and the Non-Competition Agreement, if any, to which it is a party (collectively, the "Transaction Agreements"), to
                                                ----------------------
perform all of the Seller's or Services agreements and obligations hereunder and thereunder, each in accordance with its respective terms, and to sell to the Buyer all of the outstanding shares of Stock owned by the Seller. This Agreement has been duly executed and delivered by the Seller and Services and constitutes, and each of the other Transaction Agreements to which the Seller or Services is to be a party will at or prior to the Closing have been duly executed and delivered by the Seller or Services, as applicable, and will constitute, the legal, valid and binding obligation of the Seller or Services enforceable against the Seller and Services in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     3.3.  Subsidiaries.  Except as set forth on Schedule 3.3, Tran-Star has no
           ------------                          -------- ---
Subsidiaries and does not own or hold of record and/or beneficially any shares of any class in the capital of any corporations, and neither owns any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

     3.4.  Capitalization.  The authorized capital of Tran-Star consists of
           --------------
2,800 shares of common stock, no par value per share, 206 shares of which are issued and outstanding on the date hereof. All of the Stock will be sold by the Seller to the Buyer pursuant hereto and is validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 3.4 hereto, there are
                                                 -------- ---
no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any securities of Tran-Star or any of its Subsidiaries.

     3.5.  Title to Stock, Liens, etc.  The Seller has, and as of the
           ----- -- -----  -----  ---
consummation of the Closing the Buyer will have, sole record and beneficial ownership of all of the Stock, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

     3.6.  Non-Contravention.  The execution and delivery of this Agreement and
           --- -------------
the other Transaction Agreements to which the Seller or Services is or is to be a party and the consummation by the Seller and Services of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Seller, Tran-Star or any of its Subsidiaries or Services, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of the Seller, Tran-Star or Services pursuant to (i) any agreement or instrument to which the Seller, Tran-Star or any of its Subsidiaries or Services is a party or by which any of their properties is bound, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority to which the Seller, Services or Tran-Star is subject, except in the case of (i) or (ii) for any violations, conflicts, defaults or encumbrances that individually and in the aggregate will not have a material adverse effect on the operations, assets, business, condition (financial or otherwise) or prospects of Tran-Star and its Subsidiaries taken as a whole or any material adverse effect on the ability of the Seller to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party (with either of the foregoing referred to as a "Material
                                                                    --------
Adverse Effect").
--------------

     3.7.  Governmental Consents; Transferability of Licenses, Etc.  Except as
           ------------ --------  --------------- -- --------  ---
set forth on Schedule 3.7, no consent, approval or authorization of, or
             -------- ---
registration, qualification or filing
with, any governmental agency or authority is required for the execution and delivery by the Seller or Services of this Agreement and the other Transaction Agreements to which the Seller or Services is or is to be a party or for the consummation by the Seller and Services of the transactions contemplated hereby or thereby. Tran-Star and its Subsidiaries have and maintain, and the permits listed on Schedule 3.7 hereto include, all licenses, permits and other
          -------- ---
authorizations from all governmental authorities (collectively, the "Permits")
                                                                     -------
as are necessary for the conduct of the business of Tran-Star and its Subsidiaries. Except as expressly designated on Schedule 3.7, all of the Permits
                                                -------- ---
will remain in effect after the transfer of the Stock to the Buyer, and true and complete copies of such Permits have previously been delivered to the Buyer.

     3.8.  Financial Statements.  The Seller has delivered the following
           --------- ----------
financial statements (the "Financial Statements") to the Buyer, and there are
                           --------- ----------
attached as Schedule 3.8 hereto:  (a) the audited balance sheets of Tran-Star as
            -------- ---
of December 31, 1994, 1995 and 1996 (such balance sheets as of December 31, 1994, 1995 and 1996 being referred to herein as the "Audited Balance Sheets"),
                                                     ------- ------- ------
and the related statements of income, retained earnings and cash flows of Tran-Star for each of the fiscal years then ended and (b) the unaudited balance sheet of Tran-Star as of May 31, 1997 and the related statements of income, retained earnings and cash flows of Tran-Star for the five-months period ended (collectively, the "Interim Financials"). Each of the Financial Statements are
                    ------- ----------
true and correct and have been prepared in accordance with generally accepted accounting principles (subject, in the case of the Interim Financials, to the absence of footnotes and to year-end audit adjustments consisting only of routine accruals); each of such balance sheets fairly and accurately presents the financial condition of Tran-Star as of its respective date; and such statements of income, retained earnings and cash flows fairly and accurately present the results of operations for the periods covered thereby.

     3.9.  Absence of Certain Changes.  Except as set forth on Schedule 3.9,
           ------- -- ------- -------                          -------- ---
since December 31, 1996 Tran-Star and its Subsidiaries have carried on their business only in the ordinary course, and there has not been (a) any change in the assets, liabilities, sales, income or business of Tran-Star and its Subsidiaries taken as a whole or in their relationships with suppliers, customers or lessors, other than changes in the ordinary course of business that individually and in the aggregate will not have a Material Adverse Effect; (b) any acquisition or disposition by Tran-Star or its Subsidiaries of any asset or property other than in the ordinary course of business or dispositions of assets and properties outside the ordinary course of business that individually and in the aggregate do not represent a material portion of the assets and properties of Tran-Star and its Subsidiaries; (c) except for trucks and trailers that are receiving maintenance or repair in the ordinary course of business and at levels in the aggregate consistent with Tran-Star's experience in the last twelve (12) months, any damage, destruction or loss, whether or not covered by insurance, of any property or asset; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Stock; (e) any issuance of any shares of the capital stock of Tran-Star or its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any of the Stock or the capital stock of any of its Subsidiaries, (f) except pursuant to the terms of any Employee Benefit Plan (as defined in Section 3.17) and except for annual merit increases to non-officer employees made consistent with past practices, any increase in the compensation, pension or other benefits payable or to become payable by Tran-Star or its Subsidiaries to any of their officers or employees, or any bonus payments or arrangements made to or with any of them; (g) any forgiveness or cancellation of any debt or claim by Tran-Star or its Subsidiaries or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (h) any entry by Tran-Star or its Subsidiaries into any transaction other than transactions made in the ordinary course of business and any transactions made outside the ordinary course of business but which individually and in the aggregate are not material to Tran-Star and its Subsidiaries taken as a whole; (i) any incurrence by Tran-Star or its Subsidiaries of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (j) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of Tran-Star or its Subsidiaries; or (k) any discharge or satisfaction by Tran-Star or its Subsidiaries of any lien or encumbrance or payment by Tran-Star or its Subsidiaries of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Audited Balance Sheets and (B) current liabilities incurred since the date of the Audited Balance Sheets in the ordinary course of business.

     3.10.  Litigation, Etc.  Except as set forth on Schedule 3.10 hereto, no
            ----------  ---                          -------- ----
action, suit, proceeding or investigation is pending or to Seller's knowledge threatened against Tran-Star or its Subsidiaries (nor is there any reasonable basis therefor known to the Seller).

     3.11.  Conformity to Law.  Except as set forth on Schedule 3.11, Tran-Star
            ---------- -- ---                          -------- ----
and its Subsidiaries have complied with, and are in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to Tran-Star or any of its Subsidiaries or any of their properties (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which Tran-Star or any of its Subsidiaries is a party, or by which Tran-Star or any of its Subsidiaries or any of their properties is subject, except for any instances of non-compliance that individually and in the aggregate will not have Material Adverse Effect. Except as set forth in Schedule 3.11 hereto, neither Tran-Star nor any
                                -------- ----
of its Subsidiaries have committed, been charged with, or to Seller's knowledge been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of Tran-Star or any of its Subsidiaries or any of their properties, except for any instances of violation that individually and in the aggregate will not have a Material Adverse Effect.

     3.12.  Title to Property, Real Property Leases, etc.  (a)  Except as set
            ----- -- --------  --------------------  ---
forth on Schedule 3.12(a) hereto, Tran-Star and it Subsidiaries have good and
         -------- -------
marketable title to all of their properties and assets, including, without limitation, all those reflected in the Audited Balance Sheets (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Audited Balance Sheets), all free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements of any kind or nature.

          (b) Schedule 3.12(b) hereto lists all real property owned or leased by
              -------- -------
Tran-Star or any of its Subsidiaries (the "Real Property").  None of the Seller,
                                           ---- --------
Tran-Star and or any of its Subsidiaries or Services has received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. None of the Seller, Tran-Star or any of its Subsidiaries or Services has any knowledge of any public improvements that may result in special assessments against or otherwise affect any of the Real Property. Schedule 3.12(c) hereto sets forth a complete and
                           -------- -------
correct description of all leases of Real Property to which Tran-Star or any of its Subsidiaries or Services are a party. Complete and correct copies of all such leases have been delivered to the Buyer. Each such lease is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder. The leasehold interests of Tran-Star and its Subsidiaries and Services are subject to no lien or other encumbrance (other than liens on the underlying fee simple interest), and Tran-Star and its Subsidiaries and Services are in quiet possession of the properties covered by such leases.

          (c) To the Seller's knowledge, all of the buildings and other improvements located on the Real Property are in structurally sound condition and in compliance with any local building codes or ordinances. Schedule 3.12(d)
                                                                ----------------
lists all tractors and trailers owned or leased by Tran-Star or its Subsidiaries as of May 31, 1997. Except for trucks and trailers that are receiving maintenance or repair in the ordinary course of business and at levels in the aggregate consistent with Tran-Star's experience in the last twelve (12) months, all such tractors and trailers are in good condition and repair, reasonable wear and tear excepted, and all of such tractors and trailers subject to leases have been maintained in compliance in all material respects with the terms of the applicable leases. All other tangible assets of Tran-Star and its Subsidiaries are, in the aggregate, in good condition and repair, reasonable wear and tear excepted, and adequate for their present use.

     3.13.  Real Property; Safety, Zoning and Environmental Matters.
            ---- --------  ------  ------ --- ------------- -------

            (a) Schedule 3.13 hereto sets forth complete and accurate legal
                -------- ----
descriptions of all of the Real Property.

            (b) Except as set forth on Schedule 3.13, to the best of Seller's
                                       -------- ----
knowledge:

               (i) neither Tran-Star or any of its Subsidiaries, the Seller, Services nor any operator of any real property presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries or Services is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental
                    ----

     Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the
                                                                   ------
     Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal
                                                            ----
     Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");
      ------------- ----

              (ii) none of the Seller, Tran-Star or any of its Subsidiaries or Services has received notice from any third party, including without limitation any federal, state or local governmental authority, (A) that Tran-Star or any of its Subsidiaries, Services or the Seller or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party
                                       ---
     under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. (S)6903(5), any hazardous substance as defined by 42 U.S.C. (S)9601(14), any pollutant or contaminant as defined by 42 U.S.C.
     (S)9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous
                                                                 ---------
     Substances") which Tran-Star or any of its Subsidiaries, Services or the
     ----------
     Seller or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Tran-Star or any of its Subsidiaries, Services or the Seller or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that Tran-Star or any of its Subsidiaries, Services or the Seller or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

              (iii) (A) no portion of any real property presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries, Services or the Seller has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties;
     (B) in the course of any activities conducted by Tran-Star or any of its Subsidiaries, Services or the Seller or operators of any real property presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries, Services or the Seller, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) all real properties presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries, Services or the Seller are free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to the health and safety of the occupants of such properties or those adjacent thereto; (D) there have been no releases (i.e., any past or present releasing, spilling, leaking,
                  - -
     pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries or Services except in accordance with applicable Environmental Laws; (E) there have been no releases on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries, Services or the Seller which, through soil or groundwater contamination, may have come to be located on such real property; and (F) in addition, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries, Services or the Seller have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the knowledge of the Seller, operating in compliance with such permits and applicable Environmental Laws; and

               (iv) no real property presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries, Services or the Seller is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

          (d) Attached as part of Schedule 3.13 is a list of all documents,
                                  -------- ----
reports, site assessments, data, communications or other materials, in Tran-Star's or any of its Subsidiaries', Services' or the Seller's actual possession or to which any of them has access, which contain any material information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by Tran-Star or any of its Subsidiaries, Services or the Seller and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The Seller has furnished to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 3.13 hereto.
                                             -------- ----

     3.14.  Insurance.  Schedule 3.14 hereto lists all policies of fire,
            ---------   -------- ----
liability, workmen's compensation, life, property and casualty and other insurance owned or held by Tran-Star or any of its Subsidiaries or maintained for their benefit. Such policies of insurance are maintained with reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with prudent business practice. All such policies (a) are in full force and effect, (b) are sufficient for compliance by Tran-Star and its Subsidiaries with all requirements of law and all agreements to which Tran-Star or any of its Subsidiaries is a party, (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth on Schedule 3.14, neither
                                                       -------- ----
Tran-Star nor any of its Subsidiaries is in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

     3.15.  Contracts.  Schedule 3.15 sets forth a complete and accurate list of
            ---------   -------- ----
all material contracts to which Tran-Star or any of its Subsidiaries is a party or by which any of them or any of their assets or properties is bound or subject, except (a) contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing, (b) contracts terminable by Tran-Star or the applicable Subsidiary upon 30 days' notice or less without the payment of any termination fee or penalty, and (c) contracts listed in other Schedules hereto. As used in this Section 3.15, the word "material contract" means and
                                                 -----------------
includes every material agreement or material understanding of any kind, written or oral, which is legally enforceable by or against Tran-Star or any of its Subsidiaries, and specifically includes:

            (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest;

            (b) agreements with any labor union or association representing any employee;

            (c) except for contracts to provide freight services in the ordinary course of business, any contracts and other agreements for the provision of services by Tran-Star or any of its Subsidiaries with a value in excess of $15,000;

            (d) bonds or other security agreements provided by any party in connection with the business of Tran-Star or any of its Subsidiaries;

            (e) contracts and other agreements for the sale of any of the assets or properties of Tran-Star or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of said assets or properties;

            (f) joint venture agreements relating to the assets, properties or business of Tran-Star or any of its Subsidiaries or by or to which either of them or any of their assets or properties are bound or subject;

            (g) except for contracts to provide freight services in the ordinary course of business, any contracts or other agreements under which Tran-Star or any of its Subsidiaries agrees to indemnify any party;

            (h) contracts or other agreements under which Tran-Star or any of its Subsidiaries agrees to share tax liability of any party or to refrain from competing with any party;

            (i) any contracts or other agreements with regard to Indebtedness;

            (j) any capital or operating lease for any tractors or trailers used by Tran-Star or any of its Subsidiaries; and

            (k) any other contract or other agreement whether or not made in the ordinary course of business and involving the payment by or to Tran-Star or any of its Subsidiaries in excess of $15,000.

     The Seller has delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Each of the contracts listed on Schedule 3.15 hereto or any of the other
                                -------- ----
Schedules hereto is in full force and effect. Neither Tran-Star nor any of its Subsidiaries is in breach of any of the provisions of any such contract, nor, to the knowledge of the Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder, except for any breaches or defaults that individually and in the aggregate will not have a Material Adverse Effect. Tran-Star and its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each such contract. No approval or consent of any person is needed in order that the contracts listed on Schedule 3.15 and other Schedules hereto
                                   -------- ----
continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and no such contract includes any provision the effect of which may be to enlarge or accelerate any obligations of Tran-Star or any of its Subsidiaries thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

     3.16.  Employment of Officers, Employees.  Schedule 3.16 sets forth the
            ---------- -- --------  ---------   -------- ----
name and current annual salary and other compensation payable by Tran-Star or any of its Subsidiaries to each exempt non-hourly employee whose current total annual compensation or estimated compensation from Tran-Star or any of its Subsidiaries (including but not limited to wages, salary, commissions, normal bonus, profit sharing, deferred compensation and other extra compensation) is $10,000 or more.

     3.17.  Employee Benefit Plans.  (a)  Except for the arrangements set forth
            -------- ------- -----
on Schedule 3.17(a), none of the Seller, Tran-Star or any of its Subsidiaries
   -------- -------
now maintain or contribute to, and none of them have since December 31, 1993 and to, the Seller's knowledge, during the three (3) years ended December 31, 1993, maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of Tran-Star or any of its Subsidiaries. Each of the arrangements set forth on Schedule 3.17(a)
                                                               -------- -------
is hereinafter referred to as an "Employee Benefit Plan", except that any such
                                  -------- ------- ----
arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 3.17(d)(iv), (vi) and (viii) and 3.17(g) below.

          (b) The Seller has heretofore delivered to Buyer true, correct and complete copies of each Employee Benefit Plan, and with respect to each such Employee Benefit Plan (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (iii) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

          (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended ("Code") and
  -----                                                       ----
applicable to such Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and to Seller's knowledge nothing has occurred since the date of the last such determination which has resulted or would result in the revocation of such determination.

          (d) Except as set forth on Schedule 3.17(d),
                                     -------- -------

              (i) there is no pending or to Seller's knowledge threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or to the knowledge of the Seller any fiduciary or service provider thereof and, to the knowledge of the Seller, there is no basis for any such legal action or proceeding;

              (ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been
                                    ----
     incurred by the Seller or Tran-Star or any affiliate thereof (other than insurance premiums satisfied in due course);

              (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee

     Benefit Plan, or any retirement plan of an affiliate of the Seller or Tran-Star or any of its Subsidiaries, which is subject to Title IV of ERISA;

               (iv) no Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject the Seller or Tran-Star or any of its Subsidiaries directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

               (v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan;

               (vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA);

               (vii) no benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after Closing); and

               (viii) neither of the Seller nor Tran-Star nor any of its Subsidiaries has undertaken to maintain any Employee Benefit Plan for any period of time and each such Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

          (e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that the Seller or Tran-Star or any of its Subsidiaries is required, under the terms of each such Employee Benefit Plan, to have paid as contributions to that Employee Benefit Plan as of the end of the most recently ended plan year of that Employee Benefit Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Employee Benefit Plan, exceeded the current value of all accrued benefits under that Employee Benefit Plan.

          (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant or employee of Tran-Star or any of its Subsidiaries or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

          (g) No Employee Benefit Plan is a multi-employer plan.

            (h) For purposes of this Section 3.17, "multi-employer plan", "party in interest", "current value", "accrued benefit", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under
Section 414 of the Code is treated as a single employer with either of the Seller or Tran-Star.

     3.18.  Labor Relations.  Except as set forth on Schedule 3.18, Tran-Star
            ----- ---------                          -------- ----
and its Subsidiaries are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on
Schedule 3.18, there is no charge pending or to Seller's knowledge threatened
-------- ----
against Tran-Star or any of its Subsidiaries alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against Tran-Star or any of its Subsidiaries pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or to Seller's knowledge threatened against or involving Tran-Star or any of its Subsidiaries. No one has petitioned since December 31, 1993, and no one is now petitioning, for union representation of any employees of Tran-Star or any of its Subsidiaries. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Tran-Star or any of its Subsidiaries and no claim therefor has been asserted in writing or to the Seller's knowledge in some other form. None of the employees of Tran-Star or any of its Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Tran-Star or any of its Subsidiaries. Except as fully described on Schedule 3.18 hereto,
                                                       -------- ----
neither Tran-Star nor any of its Subsidiaries has experienced any work stoppage during the last five years.

     3.19.  Potential Conflicts of Interest.  Except as set forth on Schedule
            --------- --------- -- --------                          --------
3.19, no officer, director or stockholder of the Seller, Services or Tran-Star
----
(a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Tran-Star or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Tran-Star or any of its Subsidiaries is using or the use of which is necessary for the business of Tran-Star or any of its Subsidiaries; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, Tran-Star or any of its Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

     3.20.  Trademarks, Patents, Etc.  Schedule 3.20 hereto sets forth a
            ----------  -------  ---   -------- ----
complete and accurate list of (a) all patents, trademarks, trade names and copyrights registered in the name of Tran-Star or any of its Subsidiaries or used or proposed to be used by Tran-Star or any of its Subsidiaries, all applications therefor, and all licenses (as licensee or licensor) and other agreements relating thereto, and (b) all written agreements relating to other technology, know-how and processes which Tran-Star or any of its Subsidiaries is licensed or authorized by others to use or which Tran-Star or any of its Subsidiaries has licensed or authorized for use by others. Except to the extent set forth in
Schedule 3.20, Tran-Star or one of its Subsidiaries owns or has the sole and
-------- ----
exclusive right to use all patents, trademarks, trade names and copyrights, and has the right without restrictions to use all technology, know-how and processes, used or necessary for the ordinary course of business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any person regarding the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and there is no reasonable basis for such claim. To the knowledge of the Seller, the use by Tran-Star and its Subsidiaries of such patents, trademarks, trade names, copyrights, technology, know-how or processes in the ordinary course of business does not infringe on the rights of any Person (as defined in Article 11).

     3.21.  Suppliers and Customers.  Schedule 3.21 hereto sets forth the ten
            --------- --- ---------   -------- ----
(10) largest suppliers and ten (10) largest customers of Tran-Star and its Subsidiaries as of the date hereof. The relationships of Tran-Star and its Subsidiaries with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 3.21, no supplier or customer
                                          -------- ----
of material importance to Tran-Star or any of its Subsidiaries has cancelled or otherwise terminated, or to Seller's knowledge threatened to cancel or otherwise to terminate, its relationship with Tran-Star or any of its Subsidiaries or has during the last twelve (12) months decreased materially, or to Seller's knowledge threatened to decrease or limit materially, its services, supplies or materials for use by Tran-Star or any of its Subsidiaries or its usage or purchase of the services or products of Tran-Star or any of its Subsidiaries except for normal cyclical changes related to customers' businesses. The Seller has no actual knowledge that any such supplier or customer intends to or has threatened to cancel or otherwise substantially and adversely modify its relationship with Tran-Star or any of its Subsidiaries or to decrease materially or limit its services, supplies or materials to Tran-Star and its Subsidiaries, or its usage or purchase of Tran-Star's or such Subsidiary's services or products, and to the knowledge of the Seller, the communication of the transactions contemplated hereby will not materially and adversely affect the relationship of Tran-Star or any of its Subsidiaries with any such supplier or customer.

     3.22.  Accounts Receivable.  All accounts and notes receivable reflected on
            -------- -----------
the Audited Balance Sheets, and all accounts and notes receivable arising subsequent to the date of such Audited Balance Sheets, have arisen in the ordinary course of business, represent valid obligations owing to Tran-Star or one of its Subsidiaries and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected accounts included in the Specified Reserves (as defined in Section 9.7).

     3.23.  No Undisclosed Liabilities.  Except to the extent (a) reflected or
            -- ----------- -----------
reserved against in the Audited Balance Sheets, (b) incurred in the ordinary course of business after the date of the Audited Balance Sheets or (c) described on any Schedule hereto, to Seller's knowledge neither Tran-Star nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to contracts of Tran-Star or one of its Subsidiaries that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles or in the footnotes thereto.

     3.24.  Conduct of Business.  Except to the extent disclosed on Schedule
            ------- -- --------                                     --------
3.24 or any other Schedule hereto, since December 31, 1996, Tran-Star and its
----
Subsidiaries have conducted their businesses in compliance with the provisions of Article 5 hereof, as if each of those provisions applied to the conduct of such businesses at all times since such date.

     3.25.  Taxes.  Except as set forth on Schedule 3.25, Tran-Star and its
            -----                          -------- ----
Subsidiaries have duly filed with the appropriate government agencies all of the income, sales, use, employment and other tax returns and reports required to be filed by it. No waiver of any statute of limitations relating to taxes has been executed or given by Tran-Star or any of its Subsidiaries. Except as set forth on Schedule 3.25, all taxes, assessments, fees and other governmental charges
   -------- ----
upon Tran-Star or any of its Subsidiaries or upon any of their properties, assets, revenues, income and franchises which are owed by Tran-Star or any of its Subsidiaries with respect to the period ending on or before the Closing Date have been paid, other than those currently payable without penalty or interest. Tran-Star and its Subsidiaries have withheld and paid all taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal tax return of Tran-Star or any of its Subsidiaries is currently under audit by the IRS (as defined in Article 11), and no other tax return of Tran-Star or any of its Subsidiaries is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or to Seller's knowledge threatening to assert against Tran-Star or any of its Subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith or any adjustment that would have a Material Adverse Effect.

     3.26.  Indebtedness.  Except for Indebtedness described on Schedule 3.26
            ------------                                        -------- ----
hereto, neither Tran-Star nor any of its Subsidiaries has any Indebtedness outstanding at the date hereof. Except as disclosed on Schedule 3.26 hereto,
                                                        -------- ----
neither Tran-Star nor any of its Subsidiaries is in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Tran-Star or any of its Subsidiaries or the operation of the business of Tran-Star or any of its Subsidiaries. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Tran-Star or any of its Subsidiaries have been furnished to the Buyer.

     3.27.  Bank Accounts, Signing Authority, Powers of Attorney.  Except as set
            ---- --------  ------- ---------  ------ -- --------
forth on Schedule 3.27 hereto, neither Tran-Star nor any of its Subsidiaries has
         -------- ----
any account or safe
deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of Tran-Star or any of its Subsidiaries to withdraw any money or other property from any bank, brokerage or other account of Tran-Star or to act under any power of attorney granted by Tran-Star or any of its Subsidiaries at any time for any purpose. Schedule 3.27 also sets forth the
                                          -------- ----
names of all persons authorized to borrow money or sign notes on behalf of Tran-Star or any of its Subsidiaries.

     3.28.  Inventory.  The inventory and supplies of Tran-Star and its
            ---------
Subsidiaries are adequate for present needs, and are in usable and saleable condition in the ordinary course of business, subject only to appropriate reserves for obsolescence, if any, to be included in the Specified Reserves.

     3.29.  Minute Books.  The minute books of Tran-Star and its Subsidiaries
            ------ -----
made available to the Buyer for inspection accurately record therein all actions taken by the respective Boards of Directors and shareholders of Tran-Star and its Subsidiaries.

     3.30.  Broker.  Neither the Seller, Tran-Star or any of its Subsidiaries
            ------
nor Services has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     3.31.  Disclosure.  No representation or warranty by the Seller or Services
            ----------
in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide the Buyer with proper and complete information as to the business, condition, operations and prospects of Tran-Star and its Subsidiaries. There is no fact which the Seller has not disclosed to the Buyer in writing which materially adversely affects, or so far as the Seller can now reasonably foresee will materially adversely affect, the business or condition (financial or other) of Tran-Star and its Subsidiaries taken as a whole or the ability of the Seller or Services to perform this Agreement or any of the transactions contemplated hereby.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller and Services as follows:

     4.1.   Organization of Buyer; Authority.  The Buyer is a corporation duly
            ------------ -- -----  ---------
organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is to be a party and to carry out all of the actions required of it pursuant to the terms hereof and thereof.

     4.2.   Corporate Approval; Binding Effect.  The Buyer has obtained all
            --------- --------  ------- ------
necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of this Agreement, the other Transaction Agreements to which it is to be a party and the Seller Note and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and at the Closing, each of the other Transaction Agreements to which it is to be a party and the Seller Note will be duly executed and delivered by the Buyer and will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     4.3.   Non-Contravention.  The execution and delivery by the Buyer of this
            -----------------
Agreement, the other Transaction Agreements to which it is to be a party and the Seller Note and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject, except in the case of (i) or (ii) for any violations, conflicts, defaults or liens that individually and in the aggregate will not have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement, the other Transaction Documents to which it is a party and the Seller Note.

     4.4.   Governmental Consents.  Except for filings required under the Hart-
            ------------ --------
Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "H-S-R Act"), no
                                                                 ----- ---
consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of this Agreement and the other Transaction Agreements to which it is to be a party and the Seller Note or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

     4.5.   Broker.  The Buyer has not retained, utilized or been represented by
            ------
any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     4.6.   Securities Laws.  The Buyer acknowledges that the sale of the Stock
            ---------- ----
pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended, or any state securities laws, and the Buyer is purchasing the Stock for investment for its account, not as nominee or agent, and not with a view to the sale or distribution of any part thereof.

     4.7.   Operation of Tran-Star.  The Buyer shall cause Tran-Star to perform
            --------- -- ---------
after the Closing all of its obligations that are to be performed after the Closing under the terms and conditions of the Separation and Services Agreement, dated January 1, 1997, among the Seller, Tran-Star and ProShell (the "Separation
                                                                      ----------
Agreement").
----------

     5. CONDUCT OF BUSINESS BY TRANSTAR PENDING CLOSING. The Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

     5.1.   Full Access.  The Seller shall cause Tran-Star and its Subsidiaries
            ---- ------
to afford to the Buyer and its authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of Tran-Star and its Subsidiaries and a full opportunity to make such reasonable investigations as they shall desire to make of Tran-Star and its Subsidiaries and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of Tran-Star and its Subsidiaries as the Buyer may reasonably request.

     5.2.   Carry on in Regular Course.  The Seller shall cause Tran-Star and
            ----- -- -- ------- ------
its Subsidiaries to maintain their owned and leased properties in good operating condition and repair, and to make all necessary renewals, additions and replacements thereto, and to carry on their business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

     5.3.   No General Increases.  Except for annual merit increases to non-
            -- ------- ---------
officer employees made consistent with past practice, the Seller shall not permit Tran-Star or any of its Subsidiaries to grant any general or uniform increase in the rates of pay of employees of Tran-Star and its Subsidiaries, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees; and neither Tran-Star nor any of its Subsidiaries shall increase the compensation payable or to become payable to officers, salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents.

     5.4.   No Dividends, Issuances, Repurchases, etc.  The Seller shall not
            -- ---------  ---------  ------------ ---
permit Tran-Star or its Subsidiaries to declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of its capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock. The Seller shall not permit Tran-Star or any of its Subsidiaries to pay any interest or principal on any Indebtedness owed, or any other amounts other than salaries consistent with Sections 3.16 and 5.3, to the Seller or Services or the Seller's stockholders or any officer or director of Tran-Star, the Seller or Services, or any of their family members.

     5.5.   Contracts and Commitments.  The Seller shall not permit Tran-Star or
            --------- --- -----------
its Subsidiaries to enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with the business practices of Tran-Star and its Subsidiaries.

     5.6.   Purchase and Sale of Capital Assets.  The Seller shall not permit
            -------- --- ---- -- ------- ------
Tran-Star or any of its Subsidiaries to purchase or sell or otherwise dispose of any capital asset (other than rolling stock) with a market value in excess of $5,000, or of capital assets of market value aggregating in excess of $50,000, without the prior written consent of the Buyer, and in no event shall purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business. The Seller shall not permit Tran-Star or any of its Subsidiaries to purchase or sell any trucks or trailers without the Buyer's prior written consent.

     5.7.   Insurance.  The Seller shall cause Tran-Star and its Subsidiaries to
            ---------
maintain the insurance described on Schedule 3.14, covering such risks and in
                                    -------- ----
such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

     5.8.   Preservation of Organization.  The Seller shall cause Tran-Star and
            ------------ -- ------------
its Subsidiaries to use their reasonable best efforts to preserve their business organizations intact, to keep available to the Buyer the present key officers and employees of Tran-Star and its Subsidiaries and to preserve for the Buyer the present relationships of the suppliers and customers of Tran-Star and its Subsidiaries and others having business relations with Tran-Star or any of its Subsidiaries.

     5.9.   No Default.  The Seller shall not permit Tran-Star or any of its
            -- -------
Subsidiaries to do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Tran-Star or any of its Subsidiaries.

     5.10.  Compliance with Laws.  The Seller shall cause Tran-Star and its
            ---------- ---- ----
Subsidiaries to comply with all laws, regulations and orders applicable with respect to their business.

     5.11.  Advice of Change.  The Seller will promptly advise the Buyer in
            ------ -- ------
writing of any material adverse change in the business, condition, operations, prospects or assets of Tran-Star and its Subsidiaries taken as a whole.

     5.12.  No Shopping.  The Seller shall not, and shall not permit Tran-Star
            -- --------
or any of its Subsidiaries to, negotiate for, solicit or enter into any agreement with respect to the sale of the Stock or any substantial portion of the assets of Tran-Star or any of its Subsidiaries or any merger or other business combination of Tran-Star or any of its Subsidiaries, to or with any Person other than the Buyer.

     5.13.  Consents of Third Parties.  The Seller will employ its reasonable
            -------- -- ----- -------
best efforts to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any material contract, commitment or obligation of Tran-Star or any of its Subsidiaries, under which such transactions would constitute a default, would accelerate obligations of Tran-Star or any of its Subsidiaries or would permit cancellation of any such contract.

     5.14.  Satisfaction of Conditions Precedent.  The Seller will use its
            ------------ -- ---------- ---------
reasonable best efforts to cause the satisfaction of the conditions precedent contained herein.

     6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     6.1.   Representations and Warranties True at Closing. The representations
            --------------- --- ---------- ---- -- -------
and warranties made by the Seller and Services in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     6.2.   Compliance with Agreement.  The Seller and Services shall have
            ---------- ---- ---------
performed and complied with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

     6.3.   No Material Change.  There shall not have been or threatened to be,
            -- -------- ------
any material damage to or loss or destruction of any properties or assets owned or leased by Tran-Star and its Subsidiaries (whether or not covered by insurance) or any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of Tran-Star and its Subsidiaries taken as a whole or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of Tran-Star and its Subsidiaries taken as a whole.

     6.4.   Seller's Certificate.  The Seller and Services shall have delivered
            -------- -----------
to the Buyer in writing, at and as of the Closing, a certificate duly executed by the Seller and Services, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of Sections 6.1, 6.2 and 6.3 have been satisfied.

     6.5.   Opinion of Counsel.  Frank & Frank, counsel to the Seller, Tran-Star
            ------- -- -------
and Services, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, in the form of Exhibit G hereto.
                                                     ---------

     6.6.   Required Approvals.  All regulatory and other approvals in
            -------- ---------
connection with the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to the Buyer and its counsel. Without limiting the generality of the foregoing, the Seller and the Buyer shall have made the filings required under the H-S-R Act, and the waiting period under the H-S-R Act shall have expired or shall have been waived without the imposition of any conditions or restrictions that would materially and adversely impact the economic or business benefits to the Buyer of the transactions contemplated by this Agreement.

     6.7.   No Litigation.  No restraining order or injunction shall prevent the
            -- ----------
transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or to the Seller's knowledge threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     6.8.   Non-Competition Agreements.  The Seller, Services and ProShell shall
            --------------- ----------
have executed and delivered to the Buyer the applicable Non-Competition Agreements.

     6.9.   Employment Agreements.  The Managers shall have executed and
            ---------- ----------
delivered to the Buyer the Employment Agreements.

     6.10.  Resignations of Directors and Officers.  Except as set forth on
            ------------ -- --------- --- --------
Schedule 6.10 hereto, all of the directors and officers of Tran-Star and its
-------- ----
Subsidiaries shall have resigned their positions with Tran-Star and its Subsidiaries, on or prior to the Closing Date, and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as the Buyer shall have reasonably requested.

     6.11.  Environmental Report.  The Buyer shall have obtained a report, in
            ------------- ------
form and substance satisfactory to it, of an environmental engineering firm satisfactory to the Buyer, as to compliance of the Real Property with all applicable environmental statutes, rules and regulations, including without limitation the absence of any oil or Hazardous Substances on or near such Real Property.

     6.12.  Title Insurance.  The Buyer shall have received on the Closing Date
            ----- ---------
a title insurance policy or title commitment with respect to the Real Property located in Etters, Pennsylvania and Waupaca, Wisconsin, issued by a title insurer reasonably acceptable to, and in form reasonably acceptable to, the Buyer naming Tran-Star as the insured.

     6.13.  Indebtedness.  The Seller shall have delivered to the Buyer a
            ------------
certificate certifying as to the amount of Indebtedness of Tran-Star and its Subsidiaries outstanding on the Closing Date, and specifying the amount owed to each creditor. The aggregate amount of such Indebtedness shall not exceed $36,123,000. The Seller shall have caused creditors of Tran-Star or any of its Subsidiaries to deliver pay-off letters and lien discharges, each in form satisfactory to the Buyer, with respect to such Indebtedness.

     6.14.  Financing.  The Buyer shall have obtained debt and equity financing
            ---------
on terms reasonably satisfactory to it, providing the Buyer with sufficient funds to pay the Purchase Price and all fees and expenses of the Buyer arising in connection with the transactions contemplated by this Agreement and providing the Buyer with sufficient availability to finance its working capital needs following the Closing, and all conditions precedent to funding under such financing arrangements (other than the purchase and sale contemplated hereby) shall have been satisfied or waived.

     6.15.  Due Diligence.  The Buyer shall have completed its due diligence
            --- ---------
investigation concerning the Stock, all aspects of the business of Tran-Star and its Subsidiaries and their respective assets and liabilities (including environmental liabilities), and the Buyer shall have concluded in its sole discretion that it is satisfied with its findings.

     6.16.  Schedules.  The Seller shall have prepared and delivered to the
            ---------
Buyer the Schedules referred to in this Agreement, and the Buyer shall have concluded in its sole discretion that it is satisfied with the form and content of such Schedules.

     6.17.  Consents of Third Parties.  The Seller will have obtained the
            -------- -- ----- -------
consent, in form and substance reasonably satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or other obligation of Tran-Star or any of its Subsidiaries under which such transactions would constitute a default, would accelerate obligations of Tran-Star or any of its Subsidiaries or the Buyer or would permit cancellation of any such contract.

     6.18.  Proceedings and Documents Satisfactory.  All proceedings in
            ----------- --- --------- ------------
connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

     7. CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

     7.1.   Representations and Warranties True at Closing. The representations
            --------------- --- ---------- ---- -- -------
and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     7.2.   Compliance with Agreement.  The Buyer shall have performed and
            ---------- ---- ---------
complied with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

     7.3.   Closing Certificate.  The Buyer shall have delivered to the Seller
            ------- -----------
in writing, at and as of the Closing, a certificate duly executed by each of the President and Treasurer of the Buyer, in form and substance satisfactory to the Seller and the Seller's counsel, to the effect that the conditions in each of Sections 7.1 and 7.2 have been satisfied.

     7.4.   H-S-R.  The Seller and the Buyer shall have made the fillings
            -----
required under the H-S-R Act, and the waiting period under the H-S-R Act shall have expired or waived without the imposition of any conditions or restrictions that would materially and adversely impact the economic or business benefits to the Seller of the transactions contemplated by this Agreement.

     7.5.   Opinion of Counsel.  Bingham, Dana & Gould LLP, counsel to the
            ------- -- -------
Buyer, shall have delivered to the Seller a written opinion, dated the Closing Date and addressed to the Seller, in the form of Exhibit H, hereto.
                                                 ---------

     7.6.   Required Approvals.  All regulatory and other approvals in
            -------- ---------
connection with the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to the Seller and its counsel.

     7.7.   No Litigation.  No restraining order or injunction shall prevent the
            -- ----------
transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or to the Buyer's knowledge threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     7.8.   Proceedings and Documents Satisfactory.  All proceedings in
            ----------- --- --------- ------------
connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Seller and its counsel, and the Seller shall have received the originals or certified or other copies of all such records and documents as the Seller may reasonably request.

     8. CONFIDENTIAL INFORMATION. Any and all information disclosed by the Buyer to the Seller or Services or by the Seller or Services to the Buyer as a result of the discussions and negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already public information or was not already known to the Seller or Services or to the Buyer, as the case may be, shall remain confidential to each of the Seller and Services and the Buyer and their respective employees and agents until the Closing Date. If the Closing does not take place for any reason, the Seller and Services and the Buyer agree not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer or the Seller or Services, respectively.

     9.     INDEMNIFICATION.

     9.1.   Indemnity by Seller and Services.  Subject to the provisions set
            --------- -- ------ --- --------
forth in Sections 9.3 - 9.9, each of the Seller and Services jointly and severally agrees to indemnify and hold the Buyer and Tran-Star and its Subsidiaries (and their respective directors, officers, employees and affiliates) harmless from and with respect to any and all claims, liabilities, settlements, judgments, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel and environmental consultants and the costs incurred investigating and remediating any liability of the type referred to in (iv) below (collectively, "Losses"), related to or
                                                      ------
arising, directly or indirectly, out of:

            (i) any failure or any breach by the Seller or Services of any representation or warranty made by the Seller or Services in this Agreement, any Schedule or Exhibit hereto, or any other statement, certificate or other instrument delivered pursuant hereto;

            (ii) any failure or any breach by Seller or Services of any covenant, obligation or undertaking made by the Seller or Services in this Agreement or any Exhibit hereto;

            (iii) any actual or alleged liability for death or injury to person or property as a result of any services provided by Tran-Star or any of its Subsidiaries on or prior to the Closing Date;

            (iv) any actual or alleged liability (including without limitation any liability or alleged liability for cleanup, removal, remediation or other response costs or for death or injury to Person or property) arising from (x) the violation by the Seller, Tran-Star or any of its Subsidiaries or Services of any Environmental Law at any time on or prior to the Closing Date, (y) the release, emission, discharge or presence at any time on or prior to the Closing Date of any Hazardous Substance, toxic pollutants or other chemical by-products onto, from or into any real property (including the Real Property) presently or formerly owned, leased or operated by the Seller, Tran-Star or any of its Subsidiaries or Services or any predecessors in interest or (z) the transportation at any time on or prior to the Closing Date by the Seller, Tran-Star or any of its Subsidiaries or Services or their subcontractors of any Hazardous Substance, toxic pollutant or other chemical by-product;

            (v) any liability of Tran-Star or any of its Subsidiaries with respect to any of the items disclosed on Schedules 3.10, 3.11, 3.13, 3.17
                                              --------- ----  ----  ----  ----
     (d) or 3.18 hereto; or
      -     ----

            (vi)  any liability of ProShell of any nature.

     9.2.   Indemnity by the Buyer.  Subject to the provisions set forth in
            --------- -- --- -----
Sections 9.3 - 9.9, the Buyer agrees to indemnify and hold the Seller and Services (and their directors, officers, employees and affiliates) harmless from and with respect to any and all Losses related to or arising, directly or indirectly, out of:

            (i) any failure or any breach by the Buyer of any representation or warranty made by the Buyer in this Agreement, any Schedule or Exhibit hereto, or any other statement, certificate or other instrument delivered pursuant hereto;

          (ii) without in any way limiting the obligations of the Seller and Services under Section 9.1, any failure or any breach by the Buyer of any covenant, obligation or undertaking made by the Buyer in this Agreement or any Exhibit hereto or any failure or any breach by Tran-Star of any covenant, obligation or undertaking made by it in the Lease Agreement; or

          (iii) without in any way limiting the obligations of the Seller and Services under Section 9.1, any liability of Tran-Star and its Subsidiaries arising after the Closing Date and relating to the operation by Tran-Star and its Subsidiaries of their businesses after the Closing Date, including any failure by Tran-Star to perform after the Closing any of its obligations that are to be performed after the Closing under the Separation Agreement.

     9.3. Materiality Standards.  For purposes of determining those Losses
          ---------------------
arising from breaches of representations, warranties or covenants that will be considered immaterial in nature and accordingly not subject to indemnification hereunder, the Buyer and the Seller and Services have agreed to use predictable dollar thresholds as provided in this Section 9.3. Accordingly, the Buyer and the Seller and Services agree that with respect to any representation, warranty or covenant referred to in Section 9.1(i) or (ii) or 9.2(i) or (ii), if such representation, warranty or covenant contains a materiality qualification (e.g.,
                                                                           ----
"Material Adverse Effect" "material," "materially," "material to Tran-Star," "in all material respects," or similar qualifiers), such materiality qualification shall be deemed to have been met, and such representation, warranty or covenant shall be deemed to have been breached, if the Buyer or the Seller and Services or their affiliated parties entitled to indemnification pursuant to Section 9.1 or Section 9.2 ("Indemnified Buyer Parties" and "Indemnified Seller Parties",
                 -------------------------       --------------------------
respectively), as applicable, incurs or is alleged to have incurred Losses in excess of $2,500 in connection with the matter or event to which such representation, warranty or covenant relates.

     9.4  Time Limitation.  Neither the Seller and Services nor the Buyer shall
          ---------------
be liable to the other for any claim for indemnification under Section 9.1 or
Section 9.2 unless the claim is asserted in writing by the party seeking indemnification hereunder no later than the second anniversary of the Closing Date, provided that any claim for indemnification under (A) Section 9.1(i)
      -------- ----
arising from a breach of a representation or warranty in Sections 3.2, 3.4, 3.5,
3.13 or 3.30, (B) under Section 9.2(i) arising from a breach of a representation or warranty in Sections 4.2 or 4.5, (C) under Section 9.1(ii) insofar as it relates to a breach by the Seller of its covenants in Sections 1.1, 5.4 or 5.12,
(D) under Section 9.1(iv), (E) under Section 9.2(ii) insofar as it relates to a breach by the Buyer of its obligations under Section 1.1 (with the claims set forth in (A) - (E) referred to as "Unlimited Claims") or (F) under the Tax
                                   ----------------
Agreement may be made at any time in the future, subject to any applicable statute of limitation.

     9.5. Limitations on Indemnification.
          ----------- -- ---------------

          (a) Neither the Seller and Services nor the Buyer shall be required to indemnify the Indemnified Buyer Parties or Indemnified Seller Parties, as applicable, except to the extent that the aggregate amount of Losses for which the applicable parties are otherwise entitled to indemnification pursuant to this Article 9 exceeds $50,000, whereupon the Indemnified Buyer Parties or Indemnified Seller Parties shall be entitled to be paid the excess of the aggregate amount of all such Losses over $50,000, subject to the limitations on maximum amount of recovery set forth in Section 9.5(b); provided, that Losses
                                                        --------
related to or arising directly or indirectly out of Unlimited Claims shall be indemnified in their entirety by the applicable indemnifying party and shall not be subject to the limitations set forth in this Section 9.5(a).

          (b) The aggregate Losses payable by the Seller and Services pursuant to this Article 9 with respect to all claims for indemnification, other than with respect to Unlimited Claims, shall not exceed the sum of $250,000 plus any amounts retained by Tran-Star pursuant to Section 8.2.4 of the Lease Agreement. The aggregate Losses payable by the Buyer pursuant to this Article 9 with respect to all claims for indemnification, other than with respect to Unlimited Claims, shall not exceed the total amount referred to in the preceding sentence. Unlimited Claims shall not be subject to any aggregate liability.

          (c) With respect to any Etters Environmental Claims (as defined in
Article 11), the Seller and Services shall not be required to indemnify the Indemnified Buyer Parties until the aggregate amount of Losses for which the Indemnified Buyer Parties are otherwise entitled to indemnification pursuant to this Article 9 exceeds the Etters Threshold Amount (as defined in Article 11), whereupon the Indemnified Buyer Parties shall be entitled to be paid the excess of the aggregate amount of all Losses arising from Etters Environmental Claims over the Etters Threshold Amount.

          (d) Any Losses payable by any party pursuant to this Article 9 shall include only actual damages suffered by the Indemnifying Party. In no event shall any party be liable for any incidental or consequential damages.

          (e) Notwithstanding any provision of this Agreement to the contrary, if the Seller or Services is required to indemnify the Buyer for Losses suffered as a result of a breach of any representation or warranty set forth in Section 3.12(c) then such Losses shall be calculated according to and shall not exceed the book value ascribed to such asset adversely affected by such breach, as shown on the Company's balance sheet as of the Closing Date, determined in accordance with past practice.

     9.6. Net Recovery.  Any losses otherwise payable by the Seller and Services
          ------------
shall be reduced by (i) any related insurance recovery actually received by the Buyer or Tran-Star with respect to the matter giving rise to the claims for indemnification, (ii) any refunds of Taxes actually received by Tran-Star after the Closing and relating to pre-Closing periods, to the extent not previously used to offset Losses pursuant to this Section 9.6 and to the extent that the Seller is not entitled to such tax refund pursuant to the Tax Agreement and
(iii) any amounts otherwise received from third parties with respect to the Losses giving rise to the claim for indemnification. For this purpose, all costs incurred subsequent to Closing by the Buyer or Tran-Star with respect to any such items otherwise indemnified by Seller or Services, including reasonable attorneys' fees and court costs incurred in obtaining such insurance proceeds, other recovery, or settlements, shall be netted against such refund, proceeds, recovery or settlement. Any claim for indemnification against the Buyer shall be reduced by
(i) any related insurance recovery actually received by the Seller or Services with respect to the matter giving rise to the claim for indemnification and (ii) any amounts otherwise received by third parties with respect to the Losses giving rise to the claim for indemnification. For this purpose, all costs incurred subsequent to Closing by the Seller or Services with respect to any such items otherwise indemnified by Buyer, including reasonable attorneys' fees and court costs incurred in obtaining such insurance proceeds, other recovery, or settlements, shall be netted against such refund, proceeds, recovery or settlement.

     9.7. Unused Reserves.
          ------ --------

          (a) Schedule 9.7 contains a detailed schedule of reserves set forth on
              -------- ---
Tran-Star's books and records as of May 31, 1997. The Seller hereby represents and warrants that these reserves have been determined based on generally accepted accounting principles applied on a consistent basis. The reserves on
Schedule 9.7 are referred to in this Agreement as the "Preliminary Specified
-------- ---                                           ----------- ---------
Reserves".
--------

          (b) Within two weeks after the Closing the Seller will prepare an update of the Preliminary Specified Reserves to reflect events occurring between May 31, 1997 and the Closing. This update will be determined based on generally accepted accounting principles applied on a consistent basis. The form and amount of such update shall be subject to the review and approval of the Buyer, not to be unreasonably withheld. The reserves on this updated schedule, as so approved by the Buyer, are referred to in this Agreement as the "Specified
                                                                 ---------
Reserves".
--------

          (c) The Seller and Services shall not be required to pay a pending indemnification claim under Section 9.1 so long as the aggregate amount of unpaid indemnification claims otherwise payable pursuant to Section 9.1 ("Pending Claims") is less than the amount at such time of the Unused Reserves.
  ------- ------
If the amount of Pending Claims never exceeds the Unused Reserves, such Pending Claims shall never become payable. Whenever the Pending Claims exceed the Unused Reserves, such excess amount shall become payable as provided in this
Article 9.  As used in this Agreement, "Unused Reserves" at any time means the
                                        ------ --------
aggregate amount of Specified Reserves as reduced to such time to reflect the cumulative resolution of claims, contingencies or other matters that were the subject of such Specified Reserves (whether specifically or generally, such as claims of the type for which an "Incurred But Not Reported Claims" reserve is maintained).

     9.8. Claims.
          ------

          (a)  Notice.  Any party seeking indemnification hereunder (the
               ------
"Indemnified Party") shall promptly notify the other party hereto (the
------------ -----
"Indemnifying Party") of any action, suit, proceeding, demand or breach (a
------------- -----
"Claim") with respect to which the Indemnified Party claims indemnification
------
hereunder, provided that failure of the Indemnified Party to give such notice
           --------
shall not relieve the Indemnifying Party of its obligations under this Article 9 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

          (b)  Third Party Claims.  If such Claim relates to any action, suit,
               ----- ----- ------
proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate
    ----- ----- -----
in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

               (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

               (ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

          (c)  Etters Environmental Claims.  With respect to Etters
               ------ ------------- ------
Environmental Claims, the Buyer shall assume the defense of all Etters Environmental Claims, and shall have the authority to negotiate, compromise and settle all Etters Environmental Claims, except that if any such compromise or settlement would cause the total Losses arising to the applicable date from Etters Environmental Claims to exceed the Etters Threshold Amount, then such compromise or settlement shall be subject to the consent of the Seller and Services, not to be unreasonably withheld or delayed. The Seller and Services shall retain the right to employ their own counsel and to participate in the defense of any Etters Environmental Claim (subject to the Buyer's right to control the defense as provided above), but they shall bear and shall be solely responsible for their own costs and expenses in connection with such participation.

     9.9. Method and Manner of Paying Claims.  In the event of any claims under
          ------ --- ------ -- ------ ------
this Article 9, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty (30) days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten (10) days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party.

     10. TERMINATION. This Agreement may be terminated by either the Buyer or the Seller and Services in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before June 30, 1997, other than as a consequence of the intentional breach or the intentional default by the terminating party.

     11. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

     "Affiliate":  with respect to any Person means any Person controlling,
      ---------
controlled by or under common control with such Person.

     "Etters Environmental Claims":  Any claim by an Indemnified Buyer Party
      ------ ------------- ------
under Section 9.1 of the Stock Purchase Agreement, including any claim not then subject to indemnification because of the limitations of Section 9.5(c), relating to or arising from (i) Environmental Laws and the Etters Property,
(ii) the release, emission, discharge or presence of any Hazardous Substance, toxic pollutants or other chemical by-products at, onto, from or into the Etters Property or (iii) any of the matters disclosed on Schedule 3.13(b)(2)-(10).
                                                  -------- ---------------

     "Etters Threshold Amount":  An amount equal to $1,000,000.
      ------ --------- ------

     "GAAP":  generally accepted accounting principles which are (a) consistent
      ----
with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended December 31, 1996, (b) applied on a basis consistent with prior periods, and (c) such that a 'big six" accounting firm would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

     "Indebtedness":  As applied to any Person (as defined in this Section 11),
      ------------
(a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     "IRS":  The United States Internal Revenue Service.
      ---

     "Person":  A corporation, an association, a partnership, a limited
      ------
liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "state":  Any state or commonwealth of the United States of America; the
      -----
District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

     "Subsidiary":  With respect to any Person, any corporation a majority (by
      ----------
number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

     12.  GENERAL.

     12.1  Survival of Representations and Warranties.  The representations and
           -------- -- --------------- --- ----------
warranties of the Buyer and Seller and Services contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer, shall be deemed to have been relied on by the Buyer and shall survive the Closing, and the consummation of the transactions contemplated hereby. Each representation and warranty made by the Seller and Services or the Buyer in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 9.4 hereof, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Article 9.

     12.2.  Consent to Jurisdiction.
            ------- -- ------------

          (a) Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Fort Worth, Texas over any action or proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. Any service of process may be made pursuant to the notice provisions of Section 12.4.

          (b) Nothing in this Section 12.2 shall affect the right of the Buyer to serve legal process in any other manner permitted by law or affect the right of the Buyer to bring any action or proceeding against the Seller or Services or their respective properties in the courts of any other jurisdictions.

     12.3.  Expenses.  The Seller shall pay all transfer and sales taxes payable
            --------
in connection with the sale of the Stock. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses, except that the Buyer acknowledges that Tran-Star has or will prior to the Closing pay on behalf of itself and the Seller the fees and expenses of attorneys, accountants and outside advisors in the amounts set forth on Schedule 12.3 hereto.
   -------- ----

     12.4.  Notices.  All notices, demands and other communications hereunder
            -------
shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

     If to the Seller or Services, to:

            c/o Robert Goldberg
            455 Industrial Drive
            Waupaca, WI  54981


     with a copy sent contemporaneously to:

            Daniel C. Paulus, Esq.
            Frank & Frank
            1102 Seventeenth Avenue South, Suite 300
            Nashville, Tennessee  37212

     If to the Buyer, to:

            J. Michael May
            AmeriTruck Distribution Corp.
            301 Commerce Street, Suite 1101

            Fort Worth, Texas  76102

     with a copy sent contemporaneously to:

            John R. Utzschneider, Esq.
            Bingham, Dana & Gould LLP
            150 Federal Street
            Boston, Massachusetts 02110

     Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, upon confirmation of receipt.

     12.5.  Entire Agreement.  This Agreement contains the entire understanding
            ------ ---------
of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF THE SELLER AND SERVICES AND THE BUYER ACKNOWLEDGES THAT NO PARTY HERETO IS MAKING ANY REPRESENTATION OR WARRANTY RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ONE OF THE OTHER TRANSACTION AGREEMENTS.

     12.6.  Governing Law.  The validity and construction of this Agreement
            --------- ---
shall be governed and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of Delaware.

     12.7.  Sections and Section Headings.  The headings of sections and
            -------- --- ------- --------
subsections are for reference only and shall not limit or control the meaning thereof.

     12.8.  Assigns.  This Agreement shall be binding upon and inure to the
            -------
benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing
                                           --------  -------
contained in this Section 12.8 shall prevent the Buyer, without the consent of the Seller or Services, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve the Buyer of its obligation under this Agreement. The Buyer will provide the Seller with notice of any such assignment.

     12.9.  Severability.  In the event that any covenant, condition, or other
            ------------
provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

     12.10.  Further Assurances.  The parties agree to take such reasonable
             ------- ----------
steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

     12.11.  No Implied Rights or Remedies.  Except as otherwise expressly
             -- ------- ------ -- --------
provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller and Services and the Buyer, any rights or remedies under or by reason of this Agreement.

     12.12.  Counterparts.  This Agreement may be executed in multiple
             ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.13.  Satisfaction of Conditions Precedent.  Each of the Seller and
             ------------ -- ---------- ---------
Services and the Buyer will use its reasonable best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided,
                                                                      --------
however, that nothing contained in this Section 12.13 shall obligate either
-------
party hereto to waive any right or condition under this Agreement.

     12.14.  Public Statements or Releases.  Each of the parties hereto agrees
             ------ ---------- -- --------
that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the written consent of the other party hereto, with any such consent not to be unreasonably withheld or delayed. Nothing contained in this Section 12.14 shall prevent either party from making such disclosures as such party may consider reasonably necessary to satisfy such party's legal or contractual obligations.

     12.15.  Construction.  The language used in this Agreement will be deemed
             ------------
to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against either party.

     12.16.  Disclosure in Schedules.  For purposes of this Agreement, with
             ---------- -- ---------
respect to any matter that is disclosed in any Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement reasonably apparent, such matter shall be deemed to have been included in the applicable Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                       BUYER:
                                       -----

                                       AMERITRUCK DISTRIBUTION CORP.



                                       By:  /s/ Kenneth H. Evans, Jr.
                                          ---------------------------
                                       Title:  Chief Financial Officer


                                       ALLWAYS SERVICES, INC.



                                       By:  /s/ Robert Goldberg
                                          ---------------------
                                       Title:  President


                                       TRANSTAR SERVICES, INC.



                                       By:  /s/ Robert Goldberg
                                          ---------------------
                                       Title:  President